UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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STEINER LEISURE LIMITED
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEINER LEISURE LIMITED

April 30, 2015

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held at the offices of Steiner Management Services, LLC, 770 South Dixie Highway, Coral Gables, Florida 33146, on Wednesday, June 10, 2015, at 9:00 a.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to please cast your vote as soon as possible. If you decide to attend the annual meeting, you will, of course, have the opportunity to vote in person.

Sincerely,

/s/ Clive E. Warshaw

Clive E. Warshaw
Chairman of the Board

STEINER LEISURE LIMITED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2015

To our Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited (the "Company") will be held at the offices of Steiner Management Services, LLC, 770 South Dixie Highway, Coral Gables, Florida 33146, on Wednesday, June 10, 2015, at 9:00 a.m. local time for the following purposes:

1.     To elect two Class I directors to serve for terms of three years;

2.     To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.     To hold a vote on the advisory approval of the Company's executive compensation; and

4.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 15, 2015 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

In accordance with Securities and Exchange Commission ("SEC") "notice and access" rules, we have elected to provide access to our proxy materials via the internet. We believe that the "notice and access" process expedites the receipt of proxy materials, reduces our printing and mailing expenses and reduces the environmental impact of producing materials required for the annual meeting of shareholders. A Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed to our registered shareholders and beneficial owners. The Notice contains instructions on how to access the proxy materials on the internet, how to vote and how to request printed copies. In addition, shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2015

The Notice, this Proxy Statement, proxy card and our 2014 Annual Report to shareholders are available at www.proxyvote.com,

which does not have "cookies" that identify visitors to the site.
Please have the 16-digit control number on the Notice available to access these documents.

If you are a registered shareholder (you hold your shares in your own name through our transfer agent) and you wish to vote in person at the annual meeting, you must obtain a ballot when you arrive at the annual meeting. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the internet or by telephone by following the instructions provided in the Notice or, if you elect to receive printed copies of the proxy materials by mail, you can also vote by internet, mail or telephone by following the instructions provided on the proxy card.

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank or a trustee) and you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that holds your shares. If you are a beneficial owner of shares and you do not wish to vote in person at the annual meeting, please refer to the instructions on how to vote your shares you receive from your brokerage firm, bank or trustee.

By Order of the Board of Directors

/s/ Robert C. Boehm

Robert C. Boehm
Secretary

April 30, 2015

STEINER LEISURE LIMITED
Suite 104A
Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas

PROXY STATEMENT

This Proxy Statement contains information for shareholders of Steiner Leisure Limited, a Bahamas international business company (referenced herein as the "Company," "we," "us" or "our"), in connection with the solicitation of proxies by our board of directors from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Wednesday, June 10, 2015, at the offices of Steiner Management Services, LLC, 770 South Dixie Highway, Coral Gables, Florida 33146, at 9:00 a.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 15, 2015 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had 13,048,820 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxy. If no instructions are indicated, shares represented by proxy will be voted "FOR" the election, as directors of the Company, of the nominees named in the proxy to serve until the 2018 annual meeting of shareholders, "FOR" approval of the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015, "FOR" the advisory approval of the Company's executive compensation, and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting.

This proxy statement and form of proxy are first being made available to our shareholders beginning on or about April 30, 2015.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a date later than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes of Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of the Class I directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by proxy will be treated as "present" and "entitled to vote." Withheld votes and broker non-votes will have no effect on the election of the Class I directors.

The affirmative vote of the majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the ratification of the appointment of Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions will have the same effect as a vote against this proposal.

The affirmative vote of the majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for advisory approval of the Company's executive compensation. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on this proposal.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter. Under New York Stock Exchange ("NYSE") rules, a broker does not have the discretion to vote on the election of directors and the advisory vote on executive compensation and, as a result, any broker that is a member of the NYSE will not have the discretion to vote on the election of the Class I directors and the vote on the advisory approval of the Company's executive compensation. Accordingly, at the Annual Meeting, in the event that a brokerage firm does not receive voting instructions from a shareholder, such shareholder's shares will not be voted and will be considered "broker non-votes" with respect to the election of the Class I directors and the vote on the advisory approval of the Company's executive compensation.

PROPOSAL ONE - ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the board of directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is seven. In accordance with the Articles, the board of directors of the Company consists of three classes: Class I, Class II and Class III, consisting of two, two and three directors, respectively. One of the three classes is elected each year to succeed the directors whose terms are expiring. The Class I directors are to be elected at the Annual Meeting, the Class II directors are to be elected at the 2016 annual meeting of shareholders and the Class III directors are to be elected at the 2017 annual meeting of shareholders. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and take office, unless, prior to that date, they have resigned or otherwise left office.

The board of directors has determined that four directors, Ms. Cohen, Ms. Dickins, Mr. Harris and Mr. Preston, are independent directors as defined in the rules of the Nasdaq Stock Market (the "Nasdaq Rules").

At the Annual Meeting, the Class I directors are to stand for election to the board of directors to serve until the 2018 annual meeting of shareholders. The nominees for election as Class I directors at the Annual Meeting are Clive E. Warshaw and David S. Harris, who are presently directors of the Company. Each of the nominees was nominated by the board of directors based on the recommendation of the Governance and Nominating Committee of the board of directors.

If either of the nominees is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board of directors. The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve as a director.

If Mr. Harris, the sole independent director standing for election at the Annual Meeting, fails to be elected at the Annual Meeting, the board of directors would, as soon as practicable, appoint an additional independent director to serve until the 2016 annual meeting, in order to ensure that the Company remains in compliance with the Nasdaq Rules' requirement that the Company have a majority of independent directors.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been elected or nominated for election, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since
Class I
Directors Holding Office Until 2015
Clive E. Warshaw	73	Chairman of the Board	1995
David S. Harris	55	Director	2004

Class II
Directors Holding Office Until 2016
Cynthia R. Cohen	62	Director	2006
Denise Dickins	53	Director	2009

Class III
Directors Holding Office Until 2017
Leonard I. Fluxman	57	President and Chief Executive Officer and Director	1995
Michèle Steiner Warshaw	69	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	63	Director	1997

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 through December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined Steiner Group Limited, subsequently known prior to its dissolution as STGR Limited ("Steiner Group") in 1982 and served as the senior officer of its Maritime Division from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michèle Steiner Warshaw.

Mr. Warshaw's many years of service to the Company in various capacities, including his involvement in the development and growth of the Company's maritime operations, as well as his extensive knowledge of the maritime industry, gives him unique insights into the Company's operations, opportunities and challenges.

David S. Harris has served as a director of the Company since June 2004. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution ("ING"). The operations of ING with which Mr. Harris was associated were acquired by ABN in May 2001. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris, through the firms with which he was then employed, provided investment banking services to the Company from time to time from 1996 through July 2001. Mr. Harris is a director of Rex American Resources Corporation and Carrols Restaurant Group, Inc. Mr. Harris is a resident of the United States.

Mr. Harris brings to the board of directors extensive financial industry perspective, as well as the experience of involvement in the financing and growth of a variety of businesses through his investment banking and investing background. He also has extensive knowledge of the Company, gained from his experience as an outside financial services provider to the Company, including in connection with its initial public offering ("IPO") in 1996.

Cynthia R. Cohen has served as a director of the Company since April 2006. She is the founder and President of Strategic Mindshare, a strategy consulting firm serving retailers and consumer product manufacturers since 1990. From 1987 to 1990, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP and its predecessor. Ms. Cohen is a director of bebe Stores, Inc. and Equity One, a commercial REIT. Ms. Cohen is a resident of the United States.

Ms. Cohen has expertise in consumer shopping behavior, brand management, retail operations and business strategy from her experience consulting to large and small consumer products manufacturers, retailers and other entities. In addition, Ms. Cohen brings experience in audit, governance and risk management matters, gained as a director and member of board committees of other public companies.

Denise Dickins has served as a director of the Company since June 2009. She is an Associate Professor of Accounting and Auditing for East Carolina University, where she has been employed since 2006 and teaches courses in auditing and corporate governance. She was also an instructor of various accounting and auditing courses at Florida Atlantic University from 2002 to 2006. From 1983 to 2002, Ms. Dickins was with Arthur Andersen LLP, where she served in various capacities, including Partner in Charge of the South Florida Audit Division. Ms. Dickins currently serves on the board of directors of two other publicly-traded companies, Watsco, Inc., an independent distributor of heating, air conditioning and refrigeration products, where she serves as co-chair of the audit committee, and Great Lakes Dredge & Dock, an international dredging contractor, where she is the chair of the audit committee. Until December 2014, Ms. Dickins was a member of the board of directors of a privately-held information systems and business process outsourcing company, Auxis, Inc. Until it was acquired in June 2011, Ms. Dickins was a director of TradeStation Group, Inc. She is a resident of the United States.

Ms. Dickins combines extensive experience as a major public accounting firm former audit partner and a current accounting faculty member at a major university in providing accounting, auditing, and financial expertise to the board. She also provides perspectives gained as a director of other public companies.

Leonard I. Fluxman has served as President and Chief Executive Officer of the Company since January 2001 and as a director since November 1995. From January 1999 through December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc. ("CTO"), which operated a business similar to that of Steiner Group. Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Mr. Fluxman's day to day leadership as President and Chief Executive Officer of the Company, as well as the experience he has gained during more than 20 years of service in both senior operational and financial capacities with the Company and one of its predecessor companies, provides him with intimate knowledge of the Company's operations.

Michèle Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of its Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. From 1967 until November 1995, Ms. Warshaw held a variety of positions with Steiner Group, including assisting in the design and development of shipboard spa facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Ms. Warshaw has a unique familiarity with the operations, history and culture of the Company, having served in a broad variety of positions with the Company and one of its predecessor companies for more than 40 years. She also has a strong knowledge base with respect to the maritime industry.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant and from April 2003 until 2008, he was involved in real estate development. From 1974 through February 1997, Mr. Preston served with Arthur Andersen, including, from September 1985, as a tax partner. From 1995 until 2002, Arthur Andersen provided tax advice to the Company and served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston is a resident of the United States.

Mr. Preston has extensive background advising large multinational companies in a variety of industries, including with respect to corporate structuring, acquisition/joint venture planning, design and implementation of cross border pricing strategies, intellectual property use, capital flow strategies and compensation planning. Mr. Preston also brings a knowledgeable perspective of the tax aspects of the Company's multinational corporate structure, gained from his involvement as lead partner in developing the strategy in this regard during the Company's pre-IPO tax panning.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the election of Clive E. Warshaw and David S. Harris as Class I Directors.

Board of Directors Leadership Structure

Our Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer. The board of directors makes the decision in this regard based on what is best for the Company at a given point in time. Since 2001, the roles of our Chairman of the Board and our Chief Executive Officer have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business while helping to keep a measure of independence between the oversight function of our board of directors and operating decisions.

Our independent directors meet at regularly scheduled executive sessions without members of management present. The chair of our Governance and Nominating Committee presides over those executive sessions of independent directors.

Board of Directors Role in Risk Oversight

We have enterprise risk management processes and controls, which include risk assessments performed by management within each division of the Company. Executive management periodically reviews the divisional risk assessments. The board of directors takes an active role and acknowledges responsibility in oversight of the Company's risk management processes. Reports and presentations are made to, and discussed with, the board of directors on a quarterly basis on company-wide financial, information technology, legal and operational functions, including risk management developments in these and other areas. Division management also makes quarterly presentations to the board of directors on a rotating basis. Division management presentations include a summary of key business initiatives, challenges and plans and, from time to time, risk assessments. The board of directors as a whole also reviews risk management practices and evaluates significant risks in the course of its reviews of corporate strategy, business plans and budgets, reports of board of directors committees and other presentations.

The board of directors committees also engage in risk oversight, and the board of directors' leadership structure supports its risk management responsibilities. Two different individuals serve as the Chairman of the Board and the principal executive officer, respectively. All committees are comprised of independent directors. The Governance and Nominating Committee establishes the board of directors meeting agendas. The Audit Committee reviews risks identified by management, with management, including a review and discussion of the practices and recommendations to identify, monitor and mitigate those risks. The Audit Committee reports its findings to the full board of directors not less than quarterly. The Compensation Committee discusses and analyzes risks associated with both executive compensation and general compensation policies and practices for our employees from time to time. All directors are encouraged to raise matters at any time for review and discussion at board of directors and committee meetings, including recommendations to mitigate or limit any risks.

Meetings and Committees of the Board of Directors

The Company's board of directors met seven times during 2014.

The board of directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter adopted by the board of directors which sets forth the scope of the responsibilities of that committee. Copies of those charters are available for review on the Company's web site at www.steinerleisure.com. These three committees consist solely of directors who are independent as defined in the Nasdaq Rules. Ms. Cohen, Ms. Dickins, Mr. Harris and Mr. Preston are the members of the Audit Committee. Mr. Harris, Ms. Cohen and Mr. Preston are members of the Compensation Committee. Ms. Cohen, Ms. Dickins and Mr. Preston are the members of the Governance and Nominating Committee. Ms. Dickins serves as Chair of the Audit Committee, Mr. Harris serves as Chair of the Compensation Committee and Ms. Cohen serves as Chair of the Governance and Nominating Committee.

The Audit Committee is responsible for overseeing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's SEC filings. The Audit Committee also is responsible for the review and consideration for approval of proposed transactions between the Company and related parties, where such transactions are required to be disclosed in SEC filings of the Company. The report of the Audit Committee appears below, under "Audit Committee Report." The board of directors also has determined that each member of the Audit Committee qualifies as an "Audit Committee Financial Expert" within the meaning of applicable SEC regulations. The Audit Committee met six times during 2014.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and for establishing policies relating to that compensation. Under the Compensation Committee charter, the committee also is responsible for recommending the compensation of the Company's directors. The board of directors is responsible for determining compensation of board members. Compensation determinations with respect to executive officers of the Company have been made based on recommendations from, and discussions with, the President and Chief Executive Officer of the Company and, with respect to certain executive officers, based on review of information from independent compensation consultants, which have been retained from time to time to provide advice to the Compensation Committee.

The Compensation Committee also is responsible for granting awards and taking other actions with respect to the Company's Amended and Restated Non-Employee Directors’ Share Option Plan (the "Non-Employee Directors’ Plan"), 2004 Equity Incentive Plan (the "2004 Plan") and 2009 Incentive Plan (the "2009 Plan"), all of which have expired other than with respect to outstanding awards thereunder, and the Company's 2012 Incentive Plan (the "Current Plan"). The Compensation Committee met six times during 2014. For further information on the Compensation Committee's consideration and determination of executive officer compensation, see "Executive Compensation – Compensation Discussion and Analysis," below.

The Governance and Nominating Committee is responsible for monitoring and overseeing matters of corporate governance and selecting, evaluating and recommending to the board of directors qualified candidates for election or appointment to the board of directors. The Governance and Nominating Committee met five times during 2014.

In 2014, each of the board members attended all of the board of directors meetings and all meetings of the committees of which such director was a member, other than Mr. Harris, who did not attend one meeting of the Audit Committee.

All board members are expected to attend the Company's annual meetings of shareholders. At the 2014 annual meeting (the "2014 Annual Meeting"), all of the board members were in attendance, except, due to unavoidable circumstances, Ms. Warshaw.

Shareholder Communications with the Board of Directors

Shareholders desiring to communicate with the board of directors or a particular director may send a letter to the Company's Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the sender as a shareholder and clearly state whether the intended recipients are all of the members of the board of directors or one or more specified directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, as the case may be.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics for the Company, which is applicable to all officers, directors and employees of the Company and its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available for review on the Company's website at www.steinerleisure.com.

Director Nomination Procedures

The Governance and Nominating Committee has adopted procedures to be followed in connection with nominations to the board of directors (the "Nomination Procedures"). A copy of the Nomination Procedures can be found on the Company's website at www.steinerleisure.com.

The Governance and Nominating Committee will consider all qualified candidates identified by various sources, including members of the board of directors, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources.

The Governance and Nominating Committee is responsible for reviewing each candidate's biographical information, meeting with each candidate and assessing each candidate's independence, skills and expertise based on a number of factors, including the following criteria relating to the traits, abilities and experience of potential director candidates:

●	whether the candidate is of high ethical character, has high integrity and has the ability to make analytical inquiries and exercise sound business judgment;

●	whether the candidate serves or previously served as a chief executive officer or chief financial officer of a public company or has comparable experience leading a complex organization;

●	whether the candidate is accomplished in his or her field, with special consideration being given to those who are experienced in the industries in which the Company is engaged or proposes to engage;

●

whether the interplay of the candidate's knowledge and diversity of skills, background, expertise and experience with that of the other members of the board of directors would build a board of directors that is effective, collegial and responsive to the needs of the Company;

●	the absence of any conflicts with the interests of the Company; and

●	whether the candidate would be willing and capable to take the time to actively participate in meetings of the board of directors and its committees and related activities.

As reflected above, the Nomination Procedures provide that the Governance and Nominating Committee is to take into account, among other factors, the diversity of skills, background, expertise and experience of potential nominees for our board of directors. Consistent with this, the Governance and Nominating Committee and the full board of directors seek director nominees with distinct professional backgrounds, experience and perspectives so that the board of directors has the scope of viewpoints and abilities needed to effectively fulfill its responsibilities.

Based on its assessment of a candidate's qualifications, the Governance and Nominating Committee makes recommendations to the board of directors regarding director candidates.

Shareholders who wish to propose a nominee for director at the 2016 annual meeting of shareholders should send written notice to the Company's Secretary by the date specified below in this Proxy Statement in the second paragraph under "Shareholder Proposals for 2016 Annual Meeting" (the "General Proposal Requirements"). Each written notice must set forth, in addition to the General Proposal Requirements: (i) the name and address of the shareholder who is making the nomination; (ii) the number of Common Shares beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Shares entitled to vote at such annual meeting of shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (iii) the name of the director candidate; (iv) a complete statement of the candidate's qualifications (including education, work experience, knowledge of the Company's industry, membership on other boards of directors and civic activities); (v) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (vi) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate's independence as defined in the Nasdaq Rules and information regarding the candidate's attributes that the board of directors would need to consider in order to assess whether such candidate would qualify as an "audit committee financial expert" as defined in the regulations of the SEC; and (vii) the candidate's consent to serve as a director of the Company if elected.

COMPENSATION OF DIRECTORS

Chairman of the Board Compensation

During 2014, Mr. Warshaw received compensation for serving as Chairman of the Board pursuant to arrangements recommended by the Compensation Committee and approved by the board of directors. Under those arrangements, for 2014, Mr. Warshaw received a base salary of $110,000, a $1,500 fee for each meeting of the board of directors and board of directors committee (where invited by that committee) he attended, payment of health insurance premiums in the amount of $34,339 and an annual equity award of 2,362 restricted share units, each of which provides the right to receive one Common Share upon vesting ("RSUs"), under the Current Plan (which plan is described below, under "Executive Compensation – 2012 Incentive Plan"). Neither these RSUs nor any restricted shares previously awarded to Mr. Warshaw provide any rights of a shareholder of the Company until they vest.

The amount of the annual award of RSUs to Mr. Warshaw was determined by dividing $100,000 by the closing price of a Common Share on the date of grant. These RSUs have terms similar to the RSUs described below, under "Equity Compensation," but also have accelerated vesting in the event of certain terminations of Mr. Warshaw's employment with the Company other than for cause.

As is the case with all directors, Mr. Warshaw is entitled to reimbursement of expenses incurred in connection with fulfilling his duties. Mr. Warshaw's employment arrangements also provide for a payment of one year's salary to Mr. Warshaw in the event he terminates the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as that in the employment agreements for the Named Executives (as defined in the introduction to the Summary Compensation Table, below), other than Mr. Harrington) or if the Company terminates his employment without cause. Mr. Warshaw is also subject to confidentiality and non-competition requirements similar to those under the Company's employment agreements with the Named Executives.

Cash Compensation

As of each of the Company's annual meetings of shareholders, each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") is entitled to receive an annual retainer payment of $44,000. Each of Ms. Cohen and Mr. Harris, as Chair of the Governance and Nominating Committee and the Compensation Committee, respectively, is entitled to receive an annual retainer payment of $50,000. Ms. Dickins, as Chair of the Audit Committee, is entitled to receive an annual retainer payment of $56,000. Each Non-Employee Director also receives $1,200 for each meeting of the board of directors attended and for each meeting of a board of directors committee (of which he or she is not a member) attended at the request of that committee and $850 for each committee meeting attended (for committee members), except for the Chair of each committee, who receives $1,100 for each committee meeting attended. Ms. Warshaw receives $1,500 for each such meeting of the board of directors or committee attended and received certain additional compensation pursuant to her employment arrangements with the Company, as described below, under "Certain Transactions – Compensation of Michèle Steiner Warshaw."

Equity Compensation

In 2014, each Non-Employee Director and Ms. Warshaw received, under the Current Plan, an award of a number of RSUs determined by dividing $75,000 by the closing price of a Common Share on the date of the 2014 Annual Meeting (the "2014 Closing Price"), and each Non-Employee Director who served as Chair of a board of directors committee received on that date a number of RSUs determined by dividing $90,000 by the 2014 Closing Price. These RSUs vest on the first anniversary of the date of grant except that, in the event of a change in control of the Company (as defined in the Current Plan) or the death of the director, the RSUs vest immediately. These RSUs are subject to forfeiture upon the termination of service on the board of directors other than removal by the board of directors without cause. Non-Employee Directors have no rights as shareholders with respect to the RSUs until those RSUs vest. These equity compensation amounts will also be payable to each Non-Employee Director and Ms. Warshaw on the date of the Annual Meeting.

Perquisites

The directors and their immediate families also are entitled to receive certain complimentary services at facilities of the Company and samples of, and discounts on purchases of, products of the Company.

Director Compensation Table

The following table sets forth information with respect to the compensation for 2014 of the Company's directors, other than Mr. Fluxman, who receives no compensation for serving on the board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Share Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)		Total ($)
Cynthia R. Cohen	$121,900	$90,000	--	$--		$211,900
Denise Dickins	121,100	90,000	--	--		211,100
David S. Harris	132,300	90,000	--	--		222,300
Steven J. Preston	114,400	75,000	--	--		189,400
Clive E. Warshaw	120,500	100,000	--	35,187	(5)	255,687
Michèle Steiner Warshaw	10,500	75,000	--	102,752	(6)	188,252

(1)

These amounts represent cash meeting fees and annual cash retainers, as well as a one-time fee paid to each of the Non-Employee Directors for membership on a special committee of the board of directors that operated during the first half of 2014. Mr. Warshaw's payment includes the base salary under his employment arrangements. These payments are described in the narrative preceding this table.

(2)

This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (excluding forfeiture estimates) for awards of RSUs received in 2014. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(o) – Stock-Based Compensation – Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 (the "2014 10-K").

Mr. Preston and Ms. Warshaw each received an award of 1,772 RSUs (with a grant date fair value computed under FASB ASC Topic 718 of $75,000) in June 2014. Ms. Cohen, Ms. Dickins and Mr. Harris each received an award of 2,126 RSUs (with a grant date fair value computed under FASB ASC Topic 718 of $90,000) in June 2014. Mr. Warshaw received an award of 2,362 RSUs (with a grant date fair value computed under FASB ASC Topic 718 of $100,000) in June 2014. These awards are described in the narrative preceding this table. Each of these directors held these unvested RSUs as of December 31, 2014. As of December 31, 2014, each of the directors held no RSUs other than as described above.

(3)

No options were granted to the directors during 2014. As of December 31, 2014, the following directors held the indicated number of vested share options: Ms. Cohen – 518; Mr. Harris – 3,000; Mr. Warshaw – 41,667; and Ms. Warshaw – 3,000.

(4)

Directors and their immediate families are entitled to receive certain complimentary services at facilities of the Company and discounts on products of the Company. No other compensation required to be disclosed in this table was received by directors other than Mr. Warshaw and Ms. Warshaw. The amounts reflected in this column were determined in the manner described in note (4) to the Summary Compensation Table, below.

(5)	This amount includes payment of health insurance premiums of $34,339 and reimbursement of personal telephone expenses in the amount of $848.

(6)

Ms. Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary pursuant to the employment arrangements with the Company described below under "Certain Transactions – Compensation of Michèle Steiner Warshaw." The amount shown includes payments to Ms. Warshaw for her services in that capacity in 2014 (salary of $100,000). Ms. Warshaw and her immediate family members (other than Mr. Warshaw) also received services at Company facilities in the total amount of $2,752.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members: Denise Dickins, Chair, Cynthia R. Cohen, David S. Harris and Steven J. Preston. The board of directors has determined that each of the Audit Committee members is independent of the Company as defined in the Nasdaq Rules.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The Company's independent registered public accounting firm, Ernst & Young, is responsible for performing an audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The registered public accounting firm is also responsible for auditing the Company's internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issuing a report thereon. The Audit Committee's responsibility is to oversee these processes, as well as assist the board of directors in risk management.

The Audit Committee reviewed and discussed with management and the Company's independent registered public accounting firm the Company's internal control over financial reporting as of December 31, 2014 and the Company's audited consolidated financial statements for the fiscal year ended December 31, 2014. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. Management also represented to the Audit Committee that, as of December 31, 2014, the Company's internal control over financial reporting was effective. The Audit Committee also discussed with the Company's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence. The Audit Committee also has discussed with the independent registered public accounting firm its independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the registered public accounting firm.

Based upon the review and discussions referenced above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Company's 2014 10-K.

Members of the Audit Committee:

Denise Dickins, Chair
Cynthia R. Cohen
David S. Harris
Steven J. Preston

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees incurred by the Company and paid to Ernst & Young LLP for fiscal years 2014 and 2013:

	2014	2013
Audit Fees	$1,816,929	$1,791,673
Audit-Related Fees	--	--
Tax Fees	3,188	--
Total	$1,820,117	$1,791,673

Audit Fees. These fees were for services that included the audit of the Company's annual financial statements and review of quarterly financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings. A significant portion of the services also included the audit of the Company's internal controls over financial reporting. These services also included advice on audit and accounting matters that arose during, or as a result of, the annual audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Tax Fees. For 2014, these fees were for tax advice and preparation of certain tax filings and tax returns.

All of the above fees and expenses were for services rendered for the year indicated, notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures for Audit Services and Permitted Non-Audit Services

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by Ernst & Young. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young's independence. These services may include audit services, audit-related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit-related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. Ernst & Young is required to provide to the Audit Committee back-up information with respect to the performance of such services.

The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by Ernst & Young and requires that the Chair report to the Audit Committee any pre-approval decisions made by the Chair at the next scheduled meeting of the Audit Committee.

All services performed by Ernst & Young for the Company for 2014 and 2013 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 15, 2015, regarding the beneficial ownership of the Common Shares of (i) each director and each executive officer of the Company identified below under "Executive Compensation," (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and the identified executive officers is the address of the Company's administrative affiliate, Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)		Percent of Class(%)
Clive E. Warshaw	794,193	(1)	6.07%
Leonard Fluxman	97,245		*
Stephen Lazarus	1,586		*
Sean C. Harrington	785		*
Glenn Fusfield	2,008		*
Robert C. Boehm	11,786	(2)	*
Michèle Steiner Warshaw	16,092	(3)	*
Cynthia R. Cohen	9,676	(4)	*
Denise Dickins	10,934	(5)	*
David S. Harris	21,710	(6)	*
Steven J. Preston	2,772	(7)	*
Directors and executive officers as a group (16 persons)	1,023,844	(8)	7.80
BlackRock, Inc.	1,044,989	(9)	8.01
Diamond Hill Capital Management, Inc.	682,441	(10)	5.23
Fidelity Management and Research Company	2,095,506	(11)	16.06
Franklin Resources, Inc. and Reporting Group	1,679,541	(12)	12.87

*	Less than one percent

(1)

Includes 41,667 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days after April 15, 2015 (hereinafter, "currently exercisable"), and 2,362 RSUs scheduled to vest on June 11, 2015. Does not include shares owned by Michèle Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.

(2)	Includes 4,566 shares issuable upon exercise of currently exercisable options.

(3)

Includes 3,000 shares issuable upon exercise of currently exercisable options and 1,772 RSUs scheduled to vest on June 11, 2015. Does not include shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

(4)	Includes 518 shares issuable upon exercise of currently exercisable options and 2,126 RSUs scheduled to vest on June 11, 2015.

(5)	Includes 2,126 RSUs scheduled to vest on June 11, 2015.

(6)	Includes 3,000 shares issuable upon exercise of currently exercisable options and 2,126 RSUs scheduled to vest on June 11, 2015.

(7)	Includes 1,772 RSUs scheduled to vest on June 11, 2015.

(8)	Includes 58,251 shares issuable upon exercise of currently exercisable options and 12,284 RSUs scheduled to vest on June 11, 2015.

(9)

According to a Schedule 13G dated January 12, 2015 filed by BlackRock, Inc. ("BlackRock"), BlackRock has sole voting power with respect to 953,544 shares and sole dispositive power with respect to all of the shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(10)

According to a Schedule 13G dated February 6, 2015 filed by Diamond Hill Capital Management, Inc. ("Diamond"), Diamond had sole voting power with respect to 597,476 shares and sole dispositive power with respect to all of the shares. The address for Diamond is 325 John H. McConnell Boulevard, Suite 200, Columbus, OH 43215.

(11)

According to a Schedule 13G dated February 13, 2015 filed by FMR LLC ("FMR"), FMR has sole voting power with respect to 388,383 of the shares and sole dispositive power with respect to all of the shares. The address of FMR is 245 Summer Street, Boston, MA 02110.

(12)

According to a Schedule 13G dated January 27, 2015 filed by Franklin Resources, Inc. ("Franklin"), Templeton Investments Counsel, LLC ("TIC"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. ("FTIC"), (i) FTIC had sole voting power and sole dispositive power with respect to 718,577 shares and (ii) TIC has sole voting and sole dispositive power with respect to 960,964 shares. The address of Franklin, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906. The address of FTIC is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4. The address of TIC is 500 E. Broward Boulevard, Suite 2100, Ft. Lauderdale, FL 33394-3091.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Set forth below is a discussion of the Company's executive compensation programs pursuant to which the compensation described in the tables and accompanying notes below was paid.

Overview

The Compensation Committee of the board of directors is responsible for reviewing and approving all compensation for the Company's principal executive officer (President and Chief Executive Officer), principal financial officer (Chief Operating Officer and Chief Financial Officer) and the next three most highly compensated executive officers (collectively, the "Named Executives"), as well as other executive officers of the Company.

The Company provides a competitive executive compensation program, the objectives of which are to attract, retain and reward employees whose performance and contributions add to the Company's success. The Company's executive compensation program is tied to a very significant extent to the Company's short-term and long-term success, including, for heads of Company divisions, being tied to the success of those divisions. This program targets total compensation in an amount appropriate to maintain what the Compensation Committee believes is a highly qualified and experienced group of executive officers, who are provided with the opportunity to earn additional compensation for strong Company-wide and, in certain cases, business unit, performance. At that level of compensation, the Compensation Committee believes that its executive compensation program is effective at attracting, retaining and rewarding executive officers responsible for leading the Company in the achievement of its business goals. The Company believes that this approach is consistent with its ultimate goal of maximizing shareholder value.

The compensation payable to the Named Executives is based on the employment agreements described below under "Employment Agreements." Those agreements, among other things, establish minimum base salaries (in each case the salary in effect as of the effective date of each agreement) and threshold, target and maximum amounts of non-equity incentive compensation awards and rights with respect to the receipt of equity awards. The performance measures for non-equity incentive compensation for the Named Executives are established annually by the Compensation Committee. The performance measures for equity incentive compensation also are established annually by the Compensation Committee.

Employment Agreements

As discussed below, under "Employment Agreements," the Company has entered into employment agreements with each of the Named Executives and certain other Executive Officers. In keeping with what the Compensation Committee believes are best practices for such agreements, consistent with the "clawback" requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, these employment agreements provide that, to the extent required by applicable law, any incentive cash bonus paid to an executive officer under his respective agreement will be subject to recovery by the Company in the event a restatement of the annual audited financial statements of the Company shows that the incentive bonus was paid in error. In addition, these agreements do not contain a gross-up provision for excise taxes that may be incurred in connection with severance payments.

Compensation Philosophy

The Compensation Committee believes that the Company's goal of maximizing shareholder value depends to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages.

The Compensation Committee also believes that shareholder value is enhanced by aligning the interests of the Company's executive officers with the interests of the Company's shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the Named Executives and other executive officers of the Company promote such an alignment of interests by offering (i) non-equity incentive compensation under the Current Plan in the form of cash bonuses tied to specified Company and business unit performance targets and (ii) the opportunity to receive equity awards under the Current Plan, including equity incentive awards tied to specified Company and business unit performance targets (performance RSUs ("PSUs")).

These forms of at-risk incentive compensation opportunities represent a very significant portion of the total compensation paid to the executive officers of the Company and the respective values of such compensation opportunities are linked directly to the Company's performance.

Total compensation is targeted with a mix of both cash and equity-based compensation. The Compensation Committee chooses cash compensation to be competitive for recruitment and retention of top talent. The Compensation Committee chooses equity-based compensation for similar reasons, but also to create a linkage between shareholder reward and executive reward. A significant portion of the compensation of the Named Executives is represented by equity-based compensation, including shares vesting over three years (and over longer periods in the case of RSUs granted to Messrs. Fluxman, Lazarus, Fusfield and Boehm in connection with their most recent employment agreements with the Company and RSUs granted to Mr. Harrington as part of an augmented compensation package awarded to him, as described below (collectively, the "Agreement Shares")). This is especially true viewed over successive years; generally, at any given time, zero, one-third or two-thirds of shares awarded (more in the case of the Agreement Shares), as the case may be, are not yet vested. The relative amounts of each element are in part based on recommendations and inputs from time to time solicited by the Compensation Committee from the President and Chief Executive Officer and from an independent compensation advisor retained by the Company at the request of the Compensation Committee, and are primarily based on the collective judgment of the Compensation Committee.

The Compensation Committee further believes that an executive officer's total compensation opportunity should be commensurate with position and responsibility. Accordingly, the proportion of total compensation attributable to variable, at-risk elements increases with successively higher levels of responsibility at the Company. As a result, the most senior executive officers of the Company who are responsible for the development and execution of the Company's strategic plans have the largest portion of their compensation tied to variable incentives, including equity-based compensation, in which ultimate value is dependent on changes that impact shareholder value positively.

As in prior years, the determination of the target amount of equity awards for each of the Named Executives for 2014 was based on taking the total amount of targeted compensation (i.e., the compensation payable if all of the performance targets applicable to incentive awards are achieved) for such individual that was deemed appropriate by the Compensation Committee and subtracting from that amount the proposed base salary and targeted short-term incentive compensation. The aggregate value of the two equity award components (RSUs and PSUs) was intended to equal the remainder from that subtraction.

Say-on-Pay Results

At our 2014 annual meeting of shareholders, approximately 99% of the votes cast voted to approve the advisory resolution on the Company's executive compensation referred to as the "say-on-pay" vote. The Compensation Committee believes that the positive outcome of the say-on-pay vote supports the compensation arrangements established by the Compensation Committee.

Components of Compensation - Overview

The Company's compensation program for its executive officers consists of four components: base salary, non-equity incentive compensation in the form of cash bonuses awarded under the Current Plan, awards of RSUs and PSUs under the Current Plan, and various employee benefits (including, among other things, automobile allowances, medical and disability insurance and 401(k) plan benefits). The program places a significant percentage of the Company's executive officers' compensation at risk, rewarding the executives if the performance of the Company and/or the pertinent business unit, as the case may be, warrants such a reward and, accordingly, encouraging the building of shareholder value.

Levels of Named Executives' Compensation

The Compensation Committee viewed the general parameters of compensation for the Named Executives for 2014, based on the varying responsibility levels of these executive officers, adjusted to reflect geographic considerations with respect to one of the executive officers.

The President and Chief Executive Officer of the Company receives the highest level of compensation, reflecting his overall responsibilities as the senior executive officer of the Company. Mr. Fluxman's non-equity incentive compensation and equity incentive compensation are tied exclusively to Company-wide performance.

Mr. Lazarus receives compensation at a level second only to Mr. Fluxman. This compensation status for Mr. Lazarus reflects his assumption of additional responsibilities for the Company in recent years (effective January 1, 2015, Mr. Lazarus assumed the additional role of Chief Operating Officer). Mr. Lazarus's equity incentive compensation is based on the achievement of a specified performance target for the Company as a whole.

In April 2015, Mr. Harrington moved to the United States and assumed the role of President – Elemis Global of the Company’s Steiner Beauty Products, Inc. subsidiary. Mr. Harrington's compensation for 2014 reflected the fact that he was the senior operating officer of Elemis. While the Elemis business unit is smaller than the Maritime Division, the base salary of Mr. Harrington, who, until the second quarter of 2015, was based in the United Kingdom, was higher than that of Mr. Fusfield in 2014 and prior years due to the fact that Mr. Harrington's base salary was, through 2014, established based on the applicable U.K. market for such executive compensation. When that base salary is converted into U.S. Dollars, it results in a higher amount than the base salary of Mr. Fusfield due to the relative strength of the British Pound Sterling (the currency in which Mr. Harrington's compensation was paid) compared to the U.S. Dollar (in which the Company's U.S. - based employees are paid) in recent years. Accordingly, Mr. Harrington also had the potential to receive a higher (in U.S. Dollars) non-equity incentive bonus, to the extent the British Pound Sterling was strong compared to the U.S. Dollar and provided that the pertinent performance targets were met or exceeded. For 2014 Mr. Harrington's non-equity incentive compensation performance target threshold percentage was the same as that for Mr. Fusfield (and the other Named Executives). As is the case with Mr. Fusfield, the performance targets on which Mr. Harrington's non-equity incentive compensation and equity compensation are based are weighted heavily toward the achievement of specified performance targets of Mr. Harrington's business unit.

The compensation differential between Mr. Boehm and Messrs. Harrington and Fusfield reflects the fact that, unlike Mr. Boehm, each of the latter two executive officers have been leaders of major operating divisions of the Company for a number of years.

Unlike the non-equity incentive compensation and equity incentive compensation payable to Messrs. Fluxman, Lazarus and Boehm, which are based on Company-wide performance criteria, the equity incentive compensation with respect to Messrs. Harrington and Fusfield is weighted substantially toward the achievement of specific performance targets by the respective divisions presided over by those individuals.

Compensation Determination Process

The Compensation Committee makes compensation determinations for the Named Executives and the other executive officers of the Company annually, in the fourth quarter of the year preceding the year in question. In connection with those determinations for 2014, the Compensation Committee solicited recommendations from the President and Chief Executive Officer of the Company (other than recommendations as to himself), whose involvement in the compensation determination process was limited to making such recommendations about others and engaging in discussions with Compensation Committee members with respect to such recommendations.

With respect to compensation of executive officers for 2014, the Compensation Committee did not utilize the services of an outside compensation consultant. For 2014, the Compensation Committee provided for base salary increases for the Named Executives as follows: Mr. Fluxman-five percent; Mr. Lazarus-eight percent; Mr. Harrington-ten percent; Messrs. Fusfield and Boehm-four percent.

In July 2014, the Compensation Committee retained the services of Pearl Meyer & Partners ("Pearl Meyer"), an outside, independent compensation consultant, to provide advice with respect to executive compensation for 2015. In April 2012, the Compensation Committee retained Pearl Meyer to provide advice with respect to the Current Plan, which was then being proposed for adoption. At that time, Pearl Meyer also provided advice on other executive compensation matters which provided benchmarks considered by the Compensation Committee in connection with compensation determinations for the Named Executives and other executive officers of the Company for 2013 and 2014. Pearl Meyer did not provide any other services to the Compensation Committee or the Company.

For 2015, there were no base salary increases for the Named Executives, except as follows: (i) Mr. Lazarus received an increase of 12% reflecting his acceptance of increased responsibilities in connection with his new role as Chief Operating Officer and Chief Financial Officer of the Company and (ii) Mr. Harrington received an increase of seven percent as part of a compensation augmentation package to be effective for 2015 to recognize his relocation from the United Kingdom to the United States to assume global responsibilities for sales of Elemis products as President – Elemis Global of Steiner Beauty Products, Inc. That compensation package also included awards of 149 RSUs and 340 PSUs (all of which vest over three years), and a special award of 50,000 RSUs which vest in five annual installments commencing in December 2015, with the following increments vesting on each of the five successive anniversaries of the date of grant: five percent, 20%, 24%, 25% and 26%, respectively. In addition, Mr. Harrington will present to the Compensation Committee for approval proposed “stretch budgets” for the years 2016 through 2020. If those budgets are achieved on a cumulative basis, Mr. Harrington will have earned Common Shares with a total value of $4,300,000, provided that Mr. Harrington is employed by the Company on the date of determination as to whether the stretch budgets have been achieved. These stretch budgets require a significant increase in targeted results over the budgets that otherwise would be submitted to the Compensation Committee for approval for compensation purposes for the years in question.

The Committee’s compensation determinations for executive officers for 2015 were consistent with the advice provided by Pearl Meyer.

Components of Compensation - Analysis

Base Salary. Base salary is subject to the "floor" established in the employment agreements for each Named Executive (the salary in effect as of the effective date of the agreement). As part of the Compensation Committee's determination of overall compensation for the Named Executives, consideration is given to percentage increases in base salaries.

Overall, salary targets for the Named Executives and other executive officers are set based on the Company's budgets for the upcoming year (which budgets are required to be approved by the Compensation Committee to the extent they affect compensation of executive officers). Typically, there is an annual percentage increase in base salary for all the Named Executives, with individual variances based on relative performance (merit), the need to bring the base salary of one or more individuals to peer levels or an increase in the responsibilities of an individual.

Short-term Incentive Compensation. In addition to base salary, the employment agreements for the Named Executives provide them with the opportunity to earn additional cash compensation under the Current Plan if the annual Company and, in the case of Messrs. Harrington and Fusfield, annual business unit targets are met or exceeded. The threshold, target and maximum amounts of these awards are established in the employment agreements for the Named Executives and the performance measures for these awards are established annually by the Compensation Committee. These awards are mathematically interpolated between threshold and maximum amounts and, in general, no positive or negative discretion is applicable to the award determination. The threshold performance target for receipt of non-equity incentive compensation is the achievement of 90% of the targeted amount of the applicable performance measure or measures, as the case may be, for the year in question for each Named Executive.

While short-term and long-term incentive compensation awards are generally based on formulas pre-approved by the Compensation Committee, in February 2013, Messrs. Harrington and Boehm received discretionary bonuses in the amounts of $98,566 and $40,000, respectively. The dollar amount indicated for Mr. Harrington's bonus is based on the British Pounds Sterling to U.S. Dollars exchange rate in effect on February 27, 2013. The Committee also approved on the above date the awards to Mr. Fluxman of 13,106 RSUs and Mr. Lazarus of 6,553 RSUs. These RSUs vest in one-third increments on each of the first three anniversaries of the date of grant. These awards were based on the performance of these officers during 2012. In February 2015, Messrs. Fluxman, Lazarus and Boehm (none of whom received non-equity incentive bonuses for 2014 since the applicable Company-wide target was not met) received discretionary bonuses in the amounts of $500,000, $200,000 and $98,000, respectively. These awards were based on the performance of these executive officers during 2014.

As in prior years, the Company-wide performance measure for short-term, non-equity incentive compensation awards for 2014 was the budgeted net income of the Company (the "Net Income Measure"). For Messrs. Fluxman, Lazarus and Boehm, this is the only performance measure upon which their short-term incentive compensation is based. For Messrs. Harrington, and Fusfield, this performance measure represented one of two applicable performance measures underlying their short-term incentive compensation. The targeted net income budgeted for 2014 was $48.7 million and the threshold level for the achievement of the target was $43.8 million. For 2014, the Company's actual net income was a loss of $158 million.

For 2014, for each of Messrs. Harrington and Fusfield, the Net Income Measure only constituted 20% of the target bonus for each of those individuals. The balance of the performance targets for the non-equity incentive compensation for these executive officers were based on the income from operations and net income, respectively, of the operating units which they lead. For Mr. Harrington, the operating unit was the Elemis Products Division. For Mr. Fusfield, that operating unit was the Company's Maritime Division.

The Compensation Committee believes that the performance target amount for Elemis-related operations for 2014 was reasonably difficult to attain for Mr. Harrington due to the extremely competitive nature of the beauty products business, including harsh pricing competition (involving more well-known rivals with greater resources), and the need to regularly introduce new products. For 2014, the performance target was exceeded. Accordingly, Mr. Harrington received a non-equity incentive compensation payment for 2014.

Similarly, the Compensation Committee believes that the performance target amount for the Maritime Division for 2014 was reasonably difficult to attain for Mr. Fusfield because that division must ensure a consistent level of top quality execution in first class luxury spas across almost 150 vessels of different cruise line brands, sizes, national origin, quality class and passenger profile. This difficulty is compounded by the fact that the Company does not control the operation of the cruise ships it serves and has limited influence on the nature of passengers who travel on these ships. For 2014, the performance target for the Maritime Division was exceeded. Accordingly, Mr. Fusfield received a non-equity incentive compensation payment for 2014.

The Compensation Committee believes that tying this short-term incentive compensation to net income and income from operations closely aligns the interests of the Named Executives with those of the shareholders because those performance measures are key determinants of earnings per share and the Compensation Committee believes that earnings per share often can be a key factor in determining shareholder value.

These considerations also are reflected in the fact that the performance measures with respect to the long-term incentive compensation for 2014, described below, were similar to those for the 2014 short-term incentive compensation.

Long-Term Incentive Compensation. Similar to short-term incentive compensation awards, long-term incentive compensation awards are designed to reward the Named Executives and other Company officers and employees for achievement of Company goals, which ultimately result in increased shareholder value. These awards are equity-based to align the long-term interests of executive officers (and other award recipients) with those of shareholders. These awards have been made by the Compensation Committee under the Current Plan and its predecessor plans. Certain information with respect to the Current Plan is set forth below, under "2012 Incentive Plan."

Annual equity incentive awards are typically made in the fourth quarter, at the time that base salaries for the Named Executives and other executive officers of the Company for the following year are determined.

These annual equity awards consist of RSUs and PSUs. These awards vest in equal installments over three years and increase in value only, and to the extent that, the market price of the Common Shares increases. These types of awards are, in substance, the same as restricted shares and performance shares, respectively, and are being used in place of the former awards of restricted shares and performance shares, among other things, to reflect the fact that the holders of RSUs and PSUs do not have the rights of shareholders of the Company until their awards vest.

Similar to awards in recent prior years, the December 2013 grants (for 2014) of long-term equity incentive awards for the Named Executives consisted of two components. The principal component of the award was PSUs, the vesting of which (over three years) is dependent on the achievement of the performance targets described above, under "Short-Term Incentive Compensation," except that the threshold for receipt of the Net Income Measure component (as in the case of short-term incentive compensation, the EPS Measure applied in prior years) of this award was 95% of the targeted performance. Accordingly, for the Net Income Measure component, the threshold amount was $46.3 million. The threshold amount for the business unit performance measures is 90%, the same as that for the short-term incentive compensation. For the Named Executives other than Mr. Boehm, those PSUs constituted approximately 70% of the targeted number of share units that comprised these long-term equity awards. For Mr. Boehm, who receives a smaller equity incentive award, the ratio of RSUs to PSUs was approximately 50%. The remaining approximately 30% of the long-term incentive compensation awards for 2014 consisted of RSUs that vest in equal installments over three years without regard to performance targets. In addition, Mr. Harrington was awarded an additional 2,000 RSUs based on his performance during 2013.

The Compensation Committee's views as to the degree of difficulty in achieving the business unit performance targets underlying the short-term incentive compensation are described above, under "Short-Term Incentive Compensation."

While the Compensation Committee believes that both of these forms of long-term incentive compensation align the interests of the Named Executives with those of the shareholders, the variance in the amounts of these two forms of equity compensation reflect the Compensation Committee's intention of tying a significant portion of the Named Executives' compensation directly to specified Company and business unit performance. This intention of the Compensation Committee was also reflected in the equity incentive awards made to the Named Executives in December 2014, which consist of the same types of awards as those made to the Named Executives in December 2013, with performance-based equity compensation again consisting, generally, of approximately 70% of those awards.

Other Equity Awards

The Compensation Committee has also awarded long-term equity compensation in connection with the recruitment and retention (renewal of employment agreements) of executive officers of the Company. In December 2010, in addition to the annual grant of long-term incentive compensation to these individuals, the Committee awarded to Messrs. Fluxman and Lazarus 60,000 and 20,000 RSUs, respectively, in contemplation of their entering into new employment agreements with the Company. In 2011, in connection with their new employment agreements, Messrs. Harrington and Fusfield were awarded 15,000 and 12,000 RSUs, respectively. In November 2012, in connection with his new employment agreement with the Company, Mr. Boehm was awarded 12,000 RSUs. Unlike the annual long-term equity awards, which vest equally over a three-year period, these awards to Messrs. Fluxman and Harrington, on the one hand, and Messrs. Lazarus, Fusfield and Boehm, on the other hand, provide for vesting over four- and five-year periods, respectively. The Compensation Committee felt that these longer vesting periods were appropriate based on the extraordinary nature of these awards and the fact that such longer vesting term further ties the awards to the long-term growth of the Company.

Applicability of Section 162(m)

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), limits the annual corporate federal income tax deduction for compensation paid to the Named Executives to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of the Company's shareholders. For 2014, the deductibility of the compensation of one of the Named Executives was limited primarily because of certain grants of equity that were subject to this limitation. However, this limitation did not require the Company to pay U.S. federal income tax in 2014 because there were sufficient net operating losses available to the Company for that year to offset such loss of deductibility. The Company believes that performance-based equity awards that have been made under the Current Plan, including those made in December 2014, will not be subject to the limitations under Section 162(m).

Risks Related to Compensation Policies and Practices

We have reviewed with management our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis ("CD&A") with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report for the year ended December 31, 2014.

Members of the Compensation Committee:

David S. Harris, Chair
Cynthia R. Cohen
Steven J. Preston

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2014, 2013 and 2012, information concerning compensation for services in all capacities paid to the Named Executives.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Share Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)		Total ($)
Leonard I. Fluxman	2014	$803,846	$500,000	$1,867,064	--	$81,847	(5)	$3,252,757
President and Chief Executive Officer	2013	765,568	--	1,825,602	$1,531,136	105,690		4,227,996
	2012	743,269	--	1,739,858	602,405	78,121		3,163,653

Stephen Lazarus	2014	444,961	200,000	2,181,353	--	67,162	(7)	2,893,476
Chief Operating Officer and	2013	412,001	--	913,432	618,000	60,959		2,004,392
Chief Financial Officer (6)	2012	400,001	--	869,906	243,144	54,681		1,567,732

Sean C. Harrington	2014	456,024	--	2,716,301	216,226	62,176	(9)	3,450,727
President – Elemis Global	2013	393,607	--	702,446	269,334	50,483		1,415,870
Steiner Beauty Products, Inc. (8)	2012	387,127	98,566	559,682	31,024	52,244		1,128,643

Glenn Fusfield	2014	389,426	--	587,685	200,048	56,122	(10)	1,233,281
President and Chief Operating Officer	2013	374,448	--	587,686	233,955	56,757		1,252,846
Steiner Transocean Limited	2012	363,542	--	559,582	240,028	44,785		1,207,937

Robert C. Boehm	2014	385,681	95,000	342,288	--	63,780	(11)	886,749
Executive Vice President	2013	370,847	--	342,272	185,424	62,129		960,672
and General Counsel	2012	360,046	40,000	860,154	145,905	61,580		1,467,685

(1)	The amounts in this column represent discretionary bonuses awarded by the Compensation Committee to the Named Executives based on their performance during the years indicated.

(2)

The amounts in this column represent the aggregate grant date fair value for the years indicated, respectively, computed in accordance with FASB ASC Topic 718 (without estimates of forfeiture) for RSUs and PSUs granted to the Named Executives in 2014 and prior years. The value of PSUs in this column represents the value at the grant date based upon the probable outcome of performance conditions. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(o) – Stock-Based Compensation – Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's 2014 10-K. The equity awards were made under the Current Plan. With respect to PSUs included in the value of share awards, assuming the achievement of the highest level of performance conditions, the value of the awards to the Named Executives would be as follows: (i) Mr. Fluxman: $1,907,218 for 2014, $1,907,225 for 2013 and $1,816,356 for 2012, (ii) Mr. Lazarus: $1,144,331 for 2014, $953,598 for 2013 and $908,178 for 2012, (iii) Mr. Harrington: $635,016 for 2014, $613,507 for 2013 and $584,292 for 2012; (iv) Mr. Fusfield: $613,514 for 2014, $613,507 for 2013 and $584,292 for 2012 and (v) Mr. Boehm: $258,203 for 2014, $258,210 for 2013 and $138,000 for 2012.

(3)

These awards were made under the Current Plan based on the achievement of performance targets specified by the Compensation Committee within the parameters described in the incentive bonus provisions of the respective employment agreements for the Named Executives. These bonus provisions are described below under "Employment Agreements."

(4)

The dollar amounts for the perquisites and personal benefits reported in this column are based on the incremental cost of these items to the Company and were determined (i) where the benefit was linked to a direct out-of-pocket expense, based on the actual expense incurred and (ii) where the benefit was ancillary to a business expense (i.e., performance of spa services by Company personnel), based on the estimated incremental cost to the Company of the provision of the benefit. Where the cost was denominated in British Pounds Sterling ("GBP"), these amounts were converted into U.S. Dollars ("USD") based on the average exchange rate for each of 2014 (1GBP = 1.6476 USD the "2014 Exchange Rate"), 2013 (1GBP = 1.5643 USD the "2013 Exchange Rate") and 2012 (1GBP = 1.5847 USD the "2012 Exchange Rate"), as applicable. Certain of the Named Executives also purchased Company products at a discount, but since that discount price exceeded the cost to the Company of the products, there was no incremental cost to the Company in connection with such purchases. Accordingly, those transactions are not required to be reported in this table.

(5)

For 2014, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $10,400, disability insurance premiums of $10,890, medical insurance premiums of $12,341, reimbursement of life insurance premiums of $5,373, a payment of $9,275 for unused vacation time and services for Mr. Fluxman and his immediate family at Company facilities in the amount of $8,568, including $3,818 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable. For 2013, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $10,200, disability insurance premiums of $12,948, medical insurance premiums of $11,681, reimbursement of life insurance premiums of $5,373, a payment of $35,332 for unused vacation time and services for Mr. Fluxman and his immediate family at Company facilities in the amount of $5,156, including $825 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable. For 2012, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $10,000, disability insurance premiums of $11,301, medical insurance premiums of $10,807, reimbursement of life insurance premiums of $5,373, a payment of $8,575 for unused vacation time and spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $7,065, including $490 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable.

(6)	Mr. Lazarus was appointed to the position of Chief Operating Officer and Chief Financial Officer effective as of January 1, 2015.

(7)

For 2014, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,400, disability insurance premiums of $8,911, medical insurance premiums of $12,341, reimbursement of life insurance premiums of $4,077, a payment of $9,507 for unused vacation time, services for Mr. Lazarus and his immediate family at Company facilities in the amount of $2,055, and reimbursement of home internet service in the amount of $417. For 2013, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,200, disability insurance premiums of $10,369, medical insurance premiums of $11,681, reimbursement of life insurance premiums of $3,078, a payment of $9,507 for unused vacation time, services for Mr. Lazarus and his immediate family at Company facilities in the amount of $737, and reimbursement of home internet service in the amount of $387. For 2012, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,000, disability insurance premiums of $8,932, medical insurance premiums of $10,807, reimbursement of life insurance premiums of $2,791, a payment of $4,615 for unused vacation time, services for Mr. Lazarus and his immediate family at Company facilities in the amount of $2,117, and reimbursement of home internet service in the amount of $419.

(8)

Mr. Harrington's cash compensation was paid in British Pounds Sterling. All such amounts, as well as the values of non-cash items reported under "All Other Compensation," are presented in U.S. Dollars based on the 2014 Exchange Rate, 2013 Exchange Rate and 2012 Exchange Rate, as applicable.

(9)

For 2014, represents an automobile allowance of $24,035, reimbursement of fuel expenses in the amount of $9,899, contribution to a private pension arrangement maintained by Mr. Harrington of $22,801, medical insurance premiums of $5,035 and spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $406. For 2013, represents an automobile allowance of $16,241, reimbursement of fuel expenses in the amount of $11,121, contribution to a private pension arrangement maintained by Mr. Harrington of $17,368, medical insurance premiums of $4,664 and spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $1,089, including $936 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable. For 2012, represents an automobile allowance of $16,452, reimbursement of fuel expenses in the amount of $3,169, contribution to a private pension arrangement maintained by Mr. Harrington of $19,356, medical insurance premiums of $6,894 and spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $6,373, including $234 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable.

(10)

For 2014, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,400, disability insurance premiums of $13,146, medical insurance premiums of $12,341, and spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $5,235. For 2013, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,200, disability insurance premiums of $15,552, medical insurance premiums of $11,681, and spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $4,324. For 2012, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,000, disability insurance premiums of $13,377, medical insurance premiums of $10,807, and spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $5,601.

(11)

For 2014, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,400, disability insurance premiums of $7,659, medical insurance premiums of $12,341, reimbursement of life insurance premiums of $1,085, a payment of $14,834 for unused vacation time, and spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,461. For 2013, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,200, disability insurance premiums of $7,655, medical insurance premiums of $11,681, reimbursement of life insurance premiums of $1,085, a payment of $14,262 for unused vacation time, and spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,246. For 2012, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $10,000, disability insurance premiums of $7,655, medical insurance premiums of $10,807, reimbursement of life insurance premiums of $1,085, a payment of $13,847 for unused vacation time, and spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $3,186, including $30 in discounts in connection with the purchase of gift cards, the cost of which discounts to the Company is not practicably determinable.

Employment Agreements

The Company has entered into employment agreements with each of the Named Executives, as described below. All of those agreements replaced agreements that had expired or would then shortly expire.

All of the agreements for the Named Executives provide for, among other things: (i) a grant of RSUs in connection with entry into the new agreement; (ii) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (iii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave their employment with the Company; (iv) the continuation of compensation payments to a disabled Named Executive until such officer has been unable to perform the services required of him or her for specified periods of time; (v) an automobile allowance; (vi) payments to be used for the purchase of a disability insurance policy and term life insurance; (vii) payments upon death or disability; (viii) 401(k) plan payments; (ix) health insurance (or payments in lieu thereof); and (x) payments in lieu of unused vacation time (up to certain limits). The budgets containing targeted performance on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee. These bonuses are subject to reduction in amounts equal to specified percentages by the Compensation Committee in the event of certain failures by a Named Executive to follow Company policy.

Under their employment agreements, the Named Executives are entitled to receive certain payments from the Company and the acceleration of certain equity awards in the event such a Named Executive's employment with the Company terminates under various circumstances, including termination by a Named Executive after a change in control of the Company.

Under the employment agreements for the Named Executives, a "change in control" is deemed to occur if (i) over a 12-month period, a person or group of persons acquires shares of the Company representing 35% of the voting power of the Company or a majority of the members of the board of directors is replaced by directors not endorsed by the members of the board of directors before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires 40% or more of the gross fair market value of the assets of the Company over a 12-week period. In addition, in the case of Mr. Harrington, a "change in control" is also deemed to occur if an individual or entity (other than an affiliate of the Company) acquires more than 50% of Elemis.

The Named Executives and their immediate families also are entitled to receive certain complimentary services at facilities of the Company and samples of, and discounts on purchases of, products of the Company.

Leonard Fluxman. In February 2011, the Company entered into an employment agreement with Mr. Fluxman, effective as of January 1, 2011. The agreement provides for a minimum annual base salary of $721,000 and an annual incentive cash bonus with a threshold amount of 50% of Mr. Fluxman's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to Mr. Fluxman's base salary, payable upon achievement of the targeted performance and additional amounts payable on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 200% of Mr. Fluxman's base salary.

The agreement for Mr. Fluxman provides that, to the extent required by applicable law, any incentive cash bonus paid to Mr. Fluxman under the agreement would be subject to recovery by the Company and repayment by Mr. Fluxman in the event of any restatement of the annual audited financial statements of the Company within three years following the year for which the incentive cash bonus was awarded. This "clawback" would only apply to the extent that the incentive cash bonus was in excess of the amount of the incentive cash bonus that should have been awarded, had the results of operations been correctly reported when initially audited and filed with the SEC.

Under the agreement, in the event Mr. Fluxman's employment is terminated by the Company without cause (which includes non-renewal of the agreement) or by Mr. Fluxman for good reason (as defined in the agreement), among other benefits, Mr. Fluxman would be entitled to receive an amount equal to two and one-half times the sum of his then base salary, plus an amount equal to the target incentive cash bonus potentially payable for the year in question (a "Target Bonus Amount") to Mr. Fluxman.

In addition, in the event that Mr. Fluxman's employment is terminated by the Company without cause or by Mr. Fluxman for good reason within two years following a change in control of the Company, among other benefits, Mr. Fluxman would be entitled to receive an amount equal to (i) three times the sum of his then base salary plus the Target Bonus Amount and (ii) if the applicable performance criteria are achieved for the year, an amount equal to the incentive cash bonus that would have been payable for the year (the "Termination Incentive Bonus Amount"). Unlike Mr. Fluxman's prior employment agreement, the new agreement does not contain a gross-up provision for excise taxes that may be incurred by Mr. Fluxman in connection with certain severance payments.

Stephen Lazarus. In February 2011, the Company entered into an employment agreement with Mr. Lazarus, effective as of January 1, 2011, and with terms as described above for the new agreement for Mr. Fluxman, as modified as described below. The agreement provides for a minimum annual base salary of $368,515 and an annual incentive cash bonus with a threshold amount of 37.5% of Mr. Lazarus's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to 75% of Mr. Lazarus's base salary, payable upon achievement of the targeted performance, and additional amounts payable based on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 150% of Mr. Lazarus's base salary.

Under the agreement, in the event Mr. Lazarus's employment is terminated by the Company without cause (which includes non-renewal of the agreement) or by Mr. Lazarus for good reason (as defined in the agreement), among other benefits, Mr. Lazarus would be entitled to receive an amount equal to two times the sum of his then base salary plus the Target Bonus Amount.

In addition, in the event that Mr. Lazarus's employment is terminated by the Company without cause or by Mr. Lazarus for good reason within two years following a change in control of the Company, among other benefits, Mr. Lazarus would be entitled to receive an amount equal to (i) two and one-half times the sum of his then base salary plus the Target Bonus Amount and (ii) the Termination Incentive Bonus Amount.

Sean Harrington.  In August 2011, the Company entered into an employment agreement with Mr. Harrington, effective as of January 1, 2011 (as amended in 2013) and with terms as described above in the agreement for Mr. Fluxman, as modified as described below. The agreement provides for a minimum annual base salary of $380,405 (based on the 2011 Exchange Rate) and, as modified by the Compensation Committee in December 2014, an annual incentive cash bonus with a threshold amount of 30% of Mr. Harrington's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to 60% of Mr. Harrington's base salary, payable upon achievement of the targeted performance and additional amounts payable based on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 150% of Mr. Harrington's base salary.

Under this agreement, in the event Mr. Harrington's employment is terminated by the Company without cause or by Mr. Harrington for good cause (as defined in the agreement), including after a change in control of the Company, among other benefits, Mr. Harrington would be entitled to receive an amount equal to the sum of his then base salary, the Target Bonus Amount and the Termination Incentive Bonus Amount.

In connection with Mr. Harrington's moving to the United States from the United Kingdom in April 2015 to accept a new position with the Company, his compensation was supplemented as described above under "Compensation Discussion and Analysis."

Glenn Fusfield. In December 2011, the Company entered into an employment agreement with Glenn Fusfield, as President and Chief Operating Officer – Steiner Transocean Limited of the Company, effective as of January 1, 2012 and with terms as described above in the agreement for Mr. Lazarus, as modified as described below. The new agreement provides for a minimum annual base salary of $363,542 and an annual incentive cash bonus with a threshold amount of 25% of Mr. Fusfield's base salary, payable upon the Company's achieving 90% of the targeted performance, an amount equal to 50% of Mr. Fusfield's base salary, payable upon achievement of the targeted performance, and additional amounts payable based on the Company's exceeding the threshold and target amounts, respectively, up to a maximum incentive cash bonus equal to 100% of Mr. Fusfield's base salary.

Robert C. Boehm.  In December 2012, the Company entered into an employment agreement, effective January 1, 2013, with Robert C. Boehm, Executive Vice President and General Counsel of the Company, with terms described above for Mr. Lazarus, as modified as described below. That agreement provides for the payment of an annual base salary of not less than $370,847. Under that agreement, Mr. Boehm is entitled to receive an incentive cash bonus with a threshold amount of 25% of Mr. Boehm's base salary, payable upon the Company's achieving 90% of the targeted performance, and an amount equal to 50% of Mr. Boehm's base salary, payable upon achievement of the targeted performance.

2012 Incentive Plan

Under the Current Plan, which was approved at the 2012 annual meeting of shareholders and replaced the 2009 Plan, directors, officers and certain other employees of, and consultants to, the Company may be granted a variety of long-term incentives, including restricted and unrestricted shares, performance shares, RSUs, PSUs, non-qualified share options, incentive share options, share appreciation rights, exercise payment rights and other performance awards. The Current Plan is administered by the Compensation Committee of the board of directors. Under the Current Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash involved in each award, the time or times when restrictions on shares will lapse and any performance targets applicable to awards. Equity awards granted under the Current Plan may vest in specified installments.

In December 2014, an annual grant of RSUs and/or, as the case may be, PSUs was made to the Named Executives and certain other employees of the Company. Generally, the RSUs and PSUs vest equally over a three-year period, but the PSUs vest (over three years) only if certain specified Company performance targets are attained. Holders of those RSUs and PSUs do not have voting, dividend or other rights of shareholders until the restrictions lapse with respect to those units.

The Non-Employee Directors, Mr. Warshaw and Ms. Warshaw, received annual grants of RSUs in 2014 under the Current Plan.

A total of 1,200,000 Common Shares have been reserved for issuance under the Current Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Current Plan, after which awards may not be made thereunder, is June 12, 2022. Except as may be required under any applicable regulatory rules, the board of directors may amend or discontinue the Current Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without each recipient's consent.

As of April 15, 2015, the only awards issued under the Current Plan have been a total of 695,614 RSUs and PSUs.

The Current Plan is substantially similar in most respects to the 2004 Plan and the 2009 Plan, each of which has expired other than with respect to outstanding awards thereunder.

Equity Compensation Plan Information

The following information is as of December 31, 2014:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (2)
Equity Compensation Plans Approved by Security Holders(1)	487,000	$44.77	609,000

Total	487,000	$44.77	609,000

(1)

The number of securities to be issued upon exercise of outstanding options, warrants and rights includes shares issued under the (i) Non-Employee Directors’ Plan; (ii) 2004 Plan; (iii) Amended and Restated Non-Employee Directors' Share Option Plan; (iv) 2009 Plan and (v) Current Plan. All of these plans, other than the Current Plan, have expired, other than with respect to awards made under those plans that continue to be outstanding.

(2)	The amount reflected in this column represents securities remaining available for future issuance under the Current Plan.

2014 Grants of Plan-Based Awards

The following table sets forth information concerning 2014 awards to the Named Executives of (i) cash incentive bonuses pursuant to their respective employment agreements and the Current Plan and (ii) equity awards under the Current Plan. The holders of the PSUs and RSUs reported in this table have no rights as shareholders of the Company until the units vest.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Share Awards: Number of Shares of Stock	Grant Date Fair Value
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	or Units (#) (3)	of Share Awards (4)
Leonard I. Fluxman	--	$401,923		$803,846		$1,607,692		--	--	--	--	--
	12/3/2014	--		--		--		29,290	29,290	43,935	13,720	$1,271,479
	12/3/2014	--		--		--		--	--	--	13,720	595,585
Stephen Lazarus	--	166,861		333,721		667,442		--	--	--	--	--
	12/3/2014	--		--		--		17,574	17,574	26,361	--	762,887
	12/3/2014	--		--		--		--	--	--	32,676	1,418,465
Sean C. Harrington	--	114,006	(5)	228,012	(5)	456,024	(5)	--	--	--	--	--
	12/3/2014	--		--		--		6,282	9,422	14,133	--	409,009
	12/3/2014	--		--		--		--	--	--	4,116	178,676
	12/16/2014	--		--		--		226	340	510	--	14,334
	12/16/2014	--		--		--		--	--	--	50,149	2,114,282
Glenn Fusfield	--	97,357		194,713		389,426----		--	--	--	--	--
	12/3/2014	--		--		--		6,282	9,422	14,133	--	409,009
	12/3/2014	--		--		--		--	--	--	4,116	178,676
Robert C. Boehm	--	96,421		192,841		192,841		--	--	--	--	--
	12/3/2014	--		--		--		3,965	3,965	--	--	172,121
	12/3/2014	--		--		--		--	--	--	3,920	170,167

(1)

The amounts reported in these columns represent the threshold, target and maximum amounts of cash bonuses payable to the Named Executives for 2014 under their respective employment agreements and the Current Plan. The percentage of base salary for each Named Executive which correlates with the indicated amounts are set forth above, under "Employment Agreements." The performance measures for the bonuses for the Named Executives are set forth, above, under "Components of Compensation – Analysis, Short-Term Incentive Compensation." The actual plan-based cash bonus payment for 2014 for each Named Executive is reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," above.

(2)

The amounts reported under this heading with the grant date of December 3, 2014 represent PSUs granted as part of the annual grant of equity to executive officers and other officers and employees of the Company (the "Annual Award"). This award vests in three equal installments on February 22, 2016, December 3, 2016 and December 3, 2017, provided that the specified performance targets for 2015 are met. If 95% of the Net Income Measure or 90% for the other performance measures, as the case may be, with respect to a particular performance target, is met, the threshold award is earned and if the performance target is exceeded, up to an amount equal to 150% of the target number of PSUs is earned, except with respect to Mr. Boehm, whose PSU award amount is limited to an award based on the achievement of the performance target. For Messrs. Fluxman, Lazarus and Boehm, the performance measure is the achievement of the Net Income Measure. For Mr. Harrington, the performance measures include the achievement of the budgeted net income from the Elemis-Related Operations (two-thirds of the target number of PSUs) and the achievement of the Net Income Measure (one-third of the target number of PSUs). The same performance measure applies to the amount of the award reported under this heading with the grant date of December 16, 2014 with respect to Mr. Harrington, which award vests in three equal installments on February 22, 2016, December 16, 2016 and December 16, 2017. For Mr. Fusfield, the performance measures include the achievement of the budgeted income from operations of the Company's Maritime Division (two-thirds of the target number of shares) and the achievement of the Net Income Measure (one-third of the target number of PSUs). The terms of these awards provide (i) that vesting of the PSUs would be accelerated in the event of the death or retirement of the Named Executive, termination of employment of the Named Executive by the Company without cause, termination of employment by the Named Executive for "good reason" as provided in the employment agreement for such Named Executive and a change in control of the Company and (ii) for forfeiture of the PSUs in the event of termination of employment, except as provided in clause (i).

(3)

The amounts reported under this heading represent RSUs granted as part of the Annual Award. The amount reported under this heading for Mr. Lazarus includes 25,000 RSUs awarded to Mr. Lazarus in connection with his appointment to the position of Chief Operating Officer and Chief Financial Officer of the Company. These RSUs vest equally on the first three anniversaries of the date of grant and have the same accelerated vesting and forfeiture provisions as the December 3, 2014 grant of PSUs described in note (2), above. The amount reported under this heading with the grant date of December 16, 2014 with respect to Mr. Harrington includes RSUs awarded to Mr. Harrington in connection with his relocation to the Coral Gables, Florida office of the Company. Of these RSUs, (a) 50,000 RSUs were on the same terms as the Annual Award, except that (i) the award agreement provides that these RSUs shall be forfeited in the event Mr. Harrington has not (x) set up permanent residence in the Coral Gables, Florida area and (y) commenced working out of the Steiner Management Services, LLC subsidiary of the Company by June 30, 2015, and (ii) the vesting periods for these RSUs shall be as follows: five percent on the first anniversary of the date of grant, 20% on the second anniversary of the date of grant, 24% on the third anniversary of the date of grant, 25% on the fourth anniversary of the date of grant, and 26% on the fifth anniversary of the date of grant, and (b) 149 RSUs were on the same terms as the Annual Award, except that these RSUs are scheduled to vest on the first three anniversaries of the date of grant thereof.

(4)

The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (without estimates of forfeiture) for PSUs and RSUs granted to the Named Executives in 2014. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(o) – Stock-Based Compensation – Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's 2014 10-K.

(5)	Mr. Harrington's cash compensation is paid in British Pounds Sterling. These amounts are presented in U.S. Dollars based on the 2014 Exchange Rate.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth the outstanding option and share awards held by the Named Executives as of December 31, 2014.

	Option Awards (1)			Share Awards
Name	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date	Number of shares or units of shares that have not vested (#) (2)		Market value of shares or units of shares that have not vested ($) (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (4)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3) (4)
Leonard I. Fluxman	--	--	--	--		--	--		--
	--	--	--	45,905	(5)	$2,121,270	51,449	(6)	$3,566,187
Stephen Lazarus	--	--	--	--		--	--		--
	--	--	--	52,768	(7)	2,438,409	28,653	(8)	1,986,083
Sean C. Harrington	--	--	--	--		--	--		--
	--	--	--	62,399	(9)	2,883,458	14,951	(10)	806,041
Glenn Fusfield	--	--	--	--		--	--		--
	--	--	--	15,556	(11)	718,843	14,830	(12)	799,510
Robert C. Boehm	4,566	37.63	1/30/2016	--		--	--		--
	--	--	--	20,130	(13)	930,207	6,965	(14)	321,853

(1)

These options vested in equal installments on the first three anniversaries of the date of grant (which is the day after the date that is ten years before the expiration date for each option), subject to acceleration in the event of a change in control of the Company or the death of the holder, and have ten-year terms. The exercise price of these options is equal to the average of the high and low prices of a Common Share on the date of grant.

(2)	The amounts in this column include (i) RSUs that have not yet vested and (ii) PSUs whose performance targets were confirmed as satisfied as of December 31, 2014 that have not yet vested.

(3)	The amounts in this column were determined by multiplying the number of Common Shares by $46.21, the closing price of a Common Share on December 31, 2014.

(4)

The number of shares and the market value thereof reflected in these columns, respectively, are based on the number of shares that may be awarded if the maximum performance goal is achieved, because the pertinent 2013 performance exceeded the target performance measure therefor, except with respect to Mr. Boehm, whose PSU award amount is limited to an award based on the achievement of the performance criteria. The foregoing reliance on 2013 results is based on applicable SEC requirements.

(5)

Of these shares, 4,369 vested on February 27, 2015, 16,995 vest on November 29, 2015, 4,368 vest on February 27, 2016, 3,266 vest on December 4, 2015, 3,227 vest on December 4, 2016, and 4,573 (rounded to the nearest whole number) vest on each of December 3, 2015, December 3, 2016, and December 3, 2017.

(6)

With respect to these awards, 9,763 (rounded to the nearest whole number) vest on each of February 22, 2013, December 3, 2016 and December 3, 2017 if the 2015 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance goals for 2013 and 2014, whereas the former includes the amount actually awarded (with respect to the awards based on 2014 performance), which amount was not yet determined, nor confirmed by the Compensation Committee, as of December 31, 2014, the date of the table.

(7)

Of these shares, 8,497 vest on November 29, 2015, 4,000 vest on December 2, 2015, 1,613 vest on December 4, 2015, 1,614 vest on December 4, 2016, 7,559 vest on each of December 3, 2015 and December 3, 2016, 7,558 vest on December 3, 2017, and 5,000 vest on each of December 3, 2018 and December 3, 2019.

(8)

With respect to these awards, 5,858 vest on each of February 22, 2016, December 3, 2016 and December 3, 2017 if the 2015 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is greater than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance goals for 2013 and 2014, whereas the former includes the amount actually awarded (with respect to the awards based on 2014 performance), which amount was not yet determined, nor confirmed by the Compensation Committee, as of December 31, 2014, the date of the table.

(9)

Of these shares, 4,725 vest on November 29, 2015, 1,705 vest on December 4, 2015, 1,704 vest on December 4, 2016, 1,372 vest on each of December 3, 2015, December 3, 2016, and December 3, 2017, 2,550 vest on December 16, 2015, 10,050 vest on December 16, 2016, 12,049 vest on December 16, 2017, 12,500 vest on December 16, 2018, and 13,000 vest on December 16, 2019.

(10)

With respect to these awards, 1,730 vested on February 20, 2015, 1,730 vest on December 4, 2015, and 1,729 vest on December 4, 2016. If the 2015 performance threshold for the vesting of the following PSUs is achieved, 3,255 vest on February 22, 2016 and 113 vest on each of December 16, 2016 and December 16, 2017. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance goals for 2013 and 2014, whereas the former includes the amount actually awarded (with respect to the awards based on 2014 performance), which amount was not yet determined, nor confirmed by the Compensation Committee, as of December 31, 2014, the date of the table.

(11)

Of these shares, 6,964 vest on November 29, 2015, 2,400 vest on November 29, 2016, 1,038 vest on each of December 4, 2015 and December 4, 2016, and 1,372 vest on each of December 3, 2015, December 3, 2016 and December 3, 2017.

(12)

With respect to these awards, 1,803 vested on February 20, 2015, 1,803 vest on December 4, 2015, and 1,802 vest on December 4, 2016. If the 2015 performance threshold for the vesting of the following PSUs is achieved, 3,141 (rounded to the nearest whole number) vest on each of February 22, 2016, December 3, 2016, and December 3, 2017. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the maximum performance goals for 2013 and 2014, whereas the former includes the amount actually awarded (with respect to the awards based on 2014 performance), which amount was not yet determined, nor confirmed by the Compensation Committee, as of December 31, 2014, the date of the table.

(13)

Of these shares, 4,633 vest on November 29, 2015, 2,400 vest on each of November 29, 2016 and November 29, 2017, and 1,307 (rounded to the nearest whole number) vest on each of December 3, 2015, December 3, 2016, and December 3, 2017.

(14)

With respect to these awards, 1,322 (rounded to the nearest whole number) vest on each of February 22, 2016, December 3, 2016 and December 3, 2017 if the 2015 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is less than the amount reflected in the table because the latter is required to reflect the amount of shares to be granted in the event of the achievement of the target performance goal for 2013 and 2014, whereas the former includes the amount actually awarded (with respect to the awards based on 2014 performance), which amount was not yet determined, nor confirmed by the Compensation Committee, as of December 31, 2014, the date of the table.

2014 Shares Vested

	Share Awards
Name	Number of shares acquired on vesting (#) (1)	Value realized on vesting ($) (2)
Leonard I. Fluxman	56,787	$2,513,538
Stephen Lazarus	24,893	1,101,837
Sean C. Harrington	16,222	709,363
Glenn Fusfield	14,809	655,567
Robert C. Boehm	7,919	350,559

(1)

The amounts in this column represent the RSUs and PSUs that vested for each Named Executive in 2014. Upon vesting, where applicable, the restrictions associated with these shares lapsed. The amounts in this column do not take into account shares surrendered to satisfy the Named Executives' tax withholding obligations upon the vesting of RSUs or PSUs, as the case may be.

(2)

The amounts in this column were calculated by multiplying the number of RSUs and PSUs that vested in 2014 for each Named Executive by the closing price of a Common Share on the Nasdaq Global Select Market on the day prior to the date of vesting. The amounts in this column do not take into account amounts paid by the Named Executives by means of surrender of shares to satisfy tax obligations upon the vesting of RSUs or PSUs, as the case may be.

Potential Payments on Termination, Including After a Change in Control

The information below reflects the incremental compensation that may be received by the Named Executives (or their beneficiaries, as applicable) under their employment agreements and under certain insurance policies, premiums for which are paid by the Company, upon the termination of employment: (i) by the Company without cause, (ii) by the individual for cause, (iii) after a change in control of the Company, (iv) upon a non-renewal of the agreement after its expiration, (v) on death and (vi) in connection with a disability (each a "Termination Event").

The information below assumes that the Termination Event occurred on December 31, 2014, the last day of the Company's last fiscal year. Among the amounts reflected below are those based on the price of the Common Shares. For this purpose, the value of each of the Common Shares is $46.21, the closing price of a Common Share on the Nasdaq Global Select Market on December 31, 2014.

The amounts set forth in the table below (i) do not include any unpaid accrued amounts of compensation that would have been payable to the Named Executives as of December 31, 2014, whether or not a Termination Event had occurred and (ii) are payable in a lump sum, except as indicated in the notes to the table.

Name	Cash Payment $ (1)	Restricted Shares $ (2)	Life Insurance Proceeds $ (3)	Disability Insurance Proceeds $ (4)	Total $
Leonard I. Fluxman
Termination without cause by Company (5)	$5,347,758	$3,474,761	--	--	$8,822,519
Termination for cause by Employee	5,347,758	3,474,761	--	--	8,822,519
Change in Control (6)	6,151,604	3,474,761	--	--	9,626,365
Non-renewal of employment agreement (7)	5,347,758	3,474,761	--	--	8,822,519
Death	828,528	3,474,761	$4,019,230	--	8,322,519
Disability	828,528	3,474,761	--	--	4,303,289
Stephen Lazarus
Termination without cause by Company	2,115,765	2,895,796	--	--	5,011,561
Termination for cause by Employee	2,115,765	2,895,796	--	--	5,011,561
Change in Control (6)	2,505,105	2,895,796	--	--	5,400,901
Non-renewal of employment agreement (7)	2,115,765	2,895,796	--	--	5,011,561
Death	358,403	2,895,796	1,779,844	--	5,034,043
Disability	358,403	2,895,796	--	$2,241,000	5,495,199
Sean Harrington
Termination without cause by Company	880,500	3,574,344	--	--	4,454,844
Termination for cause by Employee	880,500	3,574,344	--	--	4,454,844
Change in Control (6)	1,101,925	3,574,344	--	--	4,676,269
Death	221,424	3,574,344	2,040,322	--	5,836,090
Disability	295,233	1,263,844	--	--	1,559,077
Glenn Fusfield
Termination without cause by Company	1,587,720	1,404,137	--	--	2,991,857
Termination for cause by Employee	1,587,720	1,404,137	--	--	2,991,857
Change in Control (6)	1,879,789	1,404,137	--	--	3,283,926
Non-renewal of employment agreement (7)	1,587,720	1,404,137	--	--	2,991,857
Death	219,395	1,404,137	1,757,752	--	3,381,284
Disability	219,395	1,404,137	--	3,027,794	4,651,326
Robert C. Boehm
Termination without cause by Company	1,276,726	891,622	--	--	2,168,348
Termination for cause by Employee	1,276,726	891,622	--	--	2,168,348
Change in Control (6)	698,204	891,622	--	--	1,589,826
Non-renewal of employment agreement (7)	698,204	891,622	--	--	1,589,826
Death	603,204	891,622	1,542,724	--	3,037,550
Disability	603,204	891,622	--	212,000	1,706,826

__________

(1)	Pursuant to the terms of their employment agreements with the Company, the Named Executives are entitled to the following cash payments upon the indicated Termination Events:

Mr. Fluxman: (i) without cause by the Company (including non-renewal of the employment agreement) or for cause by Mr. Fluxman: an amount equal to (a) two and one-half times the sum of his (x) base salary and (y) target incentive cash bonus (the "Payable Bonus"), (b) an amount equal to the Termination Incentive Bonus and (c) the cost of the benefits he would be entitled to receive under COBRA for 24 months (the "COBRA Payment"); (ii) change in control: if termination occurs within 24 months after a change in control, the benefits would be the same as described in clause (i), above, except that the multiple in sub-clause (a) would be three, instead of two and one-half and if the termination occurs as a result of death or disability, Mr. Fluxman would not be entitled to the Termination Incentive Bonus, and the Payable Bonus would be pro-rated to reflect the days of the year prior to the date of termination (the "Pro-Rata Target Bonus"); and (iii) death and disability: an amount equal to the Pro-Rata Target Bonus and the COBRA Payment.

Mr. Lazarus: same as for Mr. Fluxman (but based on Mr. Lazarus's compensation amounts), except that the multiple in sub-clause (a) of clause (i) is two, instead of two and one-half, and the multiple in clause (ii) is two and one-half, instead of three.

Mr. Harrington: (i) without cause by the Company or for cause by Mr. Harrington: an amount equal to his base salary, the Payable Bonus and the Termination Incentive Bonus; (ii) change in control: if termination occurs within 24 months after a change in control, the benefits would be the same as described in clause (i), above, except that if the termination occurs as a result of death or disability, Mr. Harrington would not be entitled to the Termination Incentive Bonus, but would be entitled to a Pro-Rata Target Bonus; and (iii) death and disability: an amount equal to the Pro-Rata Target Bonus.

Mr. Fusfield: same as for Mr. Lazarus (but based on Mr. Fusfield's compensation amounts).

Mr. Boehm: same as for Mr. Lazarus (but based on Mr. Boehm's compensation amounts).

(2)

These amounts represent the value of unvested RSUs and PSUs subject to accelerated vesting as a result of the Termination Event in question as of December 31, 2014. That value is derived by multiplying the number of accelerated shares by the closing price of a Common Share on the Nasdaq Global Select Market on December 31, 2014.

(3)	Represents proceeds of term life insurance policies, the premiums for which are paid by the Company.

(4)

Represents, for each Named Executive, the total of the monthly proceeds payable through age 65 under a disability insurance policy for which the Company reimburses the Named Executive for premium payments. Amounts under this heading represent the total maximum benefit for each Named Executive, even where the Company only pays a portion of such benefit.

(5)	Includes non-renewal of the employment agreement.

(6)

Each of the Named Executives is entitled to the cash payments described above in note (1) upon a change in control of the Company, but only upon termination of his employment upon or after the change in control. The Named Executives have rights to accelerated vesting of equity awards in the event of a change in control of the Company without further action on their part. For RSUs and PSUs, acceleration occurs upon a change in control under the terms of the respective equity plans, grant agreements and/or, as the case may be, employment agreements.

(7)

These payments apply if the applicable agreement is not renewed on terms no less favorable than the existing agreement. Payments upon non-renewal extend by one year the term of the post-employment non-competition obligation applicable to the Named Executive.

Compensation Committee Interlocks and Insider Participation

Mr. Harris, Mr. Preston and Ms. Cohen served as members of the Compensation Committee throughout 2014. None of the members of the Compensation Committee has ever been an employee of the Company and none of them has had a relationship, other than service on the board of directors, requiring disclosure in this Proxy Statement under applicable SEC regulations. None of the executive officers of the Company has served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Company's board of directors or on the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2014, except (i) three Form 4 reports, each with respect to one transaction, on behalf of each of Leonard Fluxman, Stephen Lazarus and Robert Schaverien.

CERTAIN TRANSACTIONS

The Audit Committee of the board of directors is responsible for review and, where such transaction is required to be disclosed in SEC filings of the Company, consideration for approval of transactions between the Company or its subsidiaries and related parties. For this purpose, a "related party" is any officer, director, nominee for director, 5% shareholder or any employee (other than, for employees who are not directors or executive officers, where the amount of the transaction does not exceed $50,000 ("Other Employee Transactions")) of the Company and their immediate family members.

The Audit Committee has adopted the above policy in writing. Pursuant to the Audit Committee's direction, the Company has also adopted a written policy setting forth procedures related to approval by senior management of Other Employee Transactions.

To the extent practicable, related party transactions are presented to the Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon an officer or director's independence, whether the transaction involves terms and conditions that are no less favorable to the Company than those that could be obtained in a transaction between the Company and an unrelated third party and the nature of the related party's involvement in the transaction. Management will notify the Audit Committee not less frequently than quarterly of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. The Company has adopted procedures to implement the foregoing policies.

United Kingdom Lease

Effective June 24, 2000, Elemis entered into a 20-year lease with Harrow Weald Limited ("HWL"), whereby Elemis leases approximately 12,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is an entity owned by the children of Clive E. Warshaw and Michèle Steiner Warshaw. The annual rent is subject to increase after the fifth, tenth and 15th years of the Lease term, based on market conditions. In addition to other obligations of Elemis under the Lease, rent payments totaled $298,212 for 2014, based on the 2014 Exchange Rate. For the first five years of the Lease term, the rent reflected the agreement of HWL to reduce by 50% the annual rent. The second five-year term commenced in June 2005. In addition to the end of the 50% rent reduction in June 2005, rent was adjusted at that time as required under the terms of the Lease using the changes in a United Kingdom retail price index as the guideline, as approved by the Audit Committee. Effective June 2010, the rent was increased to reflect the market rate as required in the Lease. The amount of the increase was negotiated between the Company and Mr. Warshaw and reflected input from an independent consultant with expertise in this area. For 2015, the total rent will be $266,085, based on the GBP to USD exchange rate on April 15, 2015 and based on the current rental amount. The Company believes that the terms of the Lease are no less favorable to the Company than would have been obtained from an unrelated party.

Compensation of Michèle Steiner Warshaw

Michèle Steiner Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary. That subsidiary owns rights with respect to a number of products sold by the Company. Ms. Warshaw's compensation in that capacity is based on arrangements approved by the Audit Committee and Compensation Committee. Ms. Warshaw receives a base salary of $100,000, a fee of $1,500 for each meeting of the board of directors and a committee thereof (where invited by that committee) attended and an annual award under the Current Plan of RSUs of the Company in an amount determined by dividing $75,000 by the closing price of a Common Share on the date of such award.

Ms. Warshaw is also entitled to receive an amount equal to one year’s base salary in the event she terminates her employment after a material breach or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as in the employment agreements for the Named Executives who have employment agreements) or if the Company terminates her employment without cause. Ms. Warshaw is subject to confidentiality and non-competition requirements similar to those under the employment agreements with the Named Executives.

For 2014, Ms. Warshaw received the aforesaid payments, as well as certain perquisites and compensation as a director of the Company, as described in the "Director Compensation Table" under "Compensation of Directors," above.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015, subject to ratification by the shareholders. Ernst & Young was first engaged as the Company's independent registered public accounting firm in June 2002.

Although ratification by the shareholders of the appointment of independent auditors is not legally required, the board of directors believes that such action is desirable. If the appointment of Ernst & Young is not ratified, the Audit Committee may consider other independent auditors for the Company. However, due to the difficulty and expense of making any change of auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for 2015 unless the Audit Committee found other good reason for making a change.

A representative of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which the shareholders may have.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our shareholders with a non-binding, advisory vote to approve named executive officer compensation. This advisory vote, commonly known as a "say-on-pay" vote, is a non-binding vote on the compensation paid to our Named Executives as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. The shareholder vote at the 2011 annual meeting of shareholders supported an annual non-binding advisory vote to approve named executive officer compensation. Accordingly, the Company has determined that such vote will be held annually until the next advisory vote on the frequency of the advisory vote to approve named executive officer compensation, to be held again at the 2017 annual meeting of shareholders.

The Company's executive compensation program is designed to attract, retain and reward highly qualified executives who are able to help achieve the Company's objectives and create shareholder value. Our executive compensation programs and goals are described in detail above, under "Compensation Discussion and Analysis" and "Employment Agreements" and the level of compensation paid to our Named Executives during the last three years is set out in the Summary Compensation Table and related information, above. As reflected in those disclosures, we believe that our compensation programs effectively align the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to our performance and by providing a competitive level of compensation needed to attract, retain and reward talented executives critical to our long-term success. We urge you to read the "Executive Compensation" section of this proxy statement for details on the Company's executive compensation programs.

This proposal is set forth in the following resolution:

RESOLVED, that the compensation paid to the Company's Named Executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because your vote on this proposal is advisory, it will not be binding on the board of directors, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the advisory approval of the Company's executive compensation as disclosed in this proxy statement.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile, email or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. Additionally, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, if deemed appropriate, and we do not believe that the cost of any such proxy solicitor would be material.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2016 annual meeting of shareholders must be received by the Company on or before January 1, 2016. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company's Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 11, 2016 and March 27, 2016. If the annual meeting is to be held more than 30 days before or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the tenth day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, as they appear in the Company's books, (iii) the number of Common Shares beneficially owned by the shareholder and the names of any other beneficial owners of such Common Shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

DELIVERY OF DOCUMENTS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more security holders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as "householding," can effectively reduce the Company's printing and postage costs.

Certain shareholders (beneficial owners) whose shares are held in "street name" (i.e., in the name of a brokerage firm or other intermediary) and who have consented to householding will receive only one Notice or set of proxy materials per household. If a shareholder's household received a single Notice and set of proxy materials this year and would like to receive additional copies, or if a shareholder's household received multiple copies of the same items and would like to receive only a single copy in the future, that shareholder should contact the shareholder's brokerage firm, bank or other nominee.

Registered shareholders (i.e., shareholders who hold shares in their own name through the Company's transfer agent) should contact the Householding Department of Broadridge Financial Solutions, Inc. ("Broadridge") by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held and your account numbers.

ANNUAL REPORT

In addition to availability through Broadridge, a copy of the Company's 2014 Annual Report to Shareholders (which includes the Company's annual report on Form 10-K, without exhibits, for fiscal year 2014) is available to each shareholder entitled to vote at the Annual Meeting. Copies of that Annual Report may be obtained, without charge, by any shareholder, by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146, telephone (305) 358-9002. Please note, however, that if a shareholder wishes to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, that shareholder should follow the instructions included in the Notice. These materials are also available for review on Company's website at www.steinerleisure.com.

By Order of the Board of Directors /s/ Robert C. Boehm

Robert C. Boehm Secretary

April 30, 2015

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 10, 2015

The undersigned hereby appoints Stephen Lazarus and Robert C. Boehm, and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on April 15, 2015 at the Annual Meeting of Shareholders to be held on June 10, 2015, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CLIVE E. WARSHAW AND DAVID S. HARRIS AS CLASS I DIRECTORS, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015, "FOR" THE ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION AND, IN THE DISCRETION OF THE NAMED PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF
STEINER LEISURE LIMITED
June 10, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice, this Proxy Statement, proxy card and our 2014 Annual Report to Shareholders are available at www.proxyvote.com.
Please have the 16-digit control number on the Notice available to access these documents.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
CLIVE E. WARSHAW AND DAVID S. HARRIS AS CLASS I DIRECTORS, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015 AND "FOR" THE ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

1.

Election of Class I Directors
INSTRUCTION: To withhold authority to vote for an individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		[ ]	[ ]	[ ]	○ ○	Clive E. Warshaw David S. Harris

2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	Advisory approval of the Company's executive compensation.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Annual Meeting and Proxy Statement.

Please check here if you plan to attend the meeting. [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date

Signature, if held jointly	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

NOTE:

Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign, giving full entity name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.